EXHIBIT 10.12

                          PURCHASE AND SALE AGREEMENT


     This Purchase and Sale Agreement (this "Agreement") is made effective as of the 10th day of October, 1995, by and between NORTHLAND LAND COMPANY OF ARIZONA, INC., a Minnesota corporation ("Seller"), and APOLLO GROUP, INC., an Arizona corporation ("Buyer").


                                   RECITALS

A. Seller is the owner of certain real property located in Maricopa County, Arizona, commonly referred to as Lots 4, 5 and a portion of Lot 6 of Southbank, as more particularly described on Exhibit "A" attached hereto (the "Property").

B. Seller desires to sell to Buyer, and Buyer desires to acquire from Seller, the Property, subject to and in accordance with the terms, covenants and conditions of this Agreement.


                                   AGREEMENT

     NOW, THEREFORE, in consideration of the foregoing Recitals, the terms, covenants and conditions contained herein, and for other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Agreement of Purchase and Sale. At the Closing (as defined in Paragraph 5.(c)) Seller shall sell to Buyer and Buyer shall buy from Seller, all of Seller's right, title and interest in and to the Property, subject to the terms, covenants and conditions of this Agreement.

2.  Sales Price.   The sales price (the "Sales Price") to be paid to Seller
    for the Property shall be Two Million Nine Hundred Sixty-Three Thousand Nine Hundred and Eight and 50/100 Dollars ($2,963,908.50) payable as follows:

    (a)  Earnest Money.   Contemporaneously with the execution of this
         Agreement, Buyer shall deliver directly to Escrow Agent (as defined in Paragraph 5.(a)) the sum of One Hundred Thousand Dollars ($100,000) in cash, cashier's check, or other immediately available funds (the "First Deposit"). If Buyer has not canceled this Agreement pursuant to its terms by such time, on or before the Feasibility Expiration Date (as defined in Paragraph 4.(d)), Buyer shall deliver directly to Escrow Agent the sum of One Hundred Fifty Thousand Dollars ($150,000) in cash, cashier's check or other immediately available funds (the "Additional Deposit"). If the Escrow closes, the First Deposit and the Additional Deposit (collectively, the "Earnest Money") shall be credited against the Sales Price due from Buyer at the Closing. Except as otherwise provided herein, the Earnest Money shall be non-refundable to Buyer.

    (b)  Credit in Lieu of Commission.   In lieu of the payment by Seller of
         a real estate broker's commission on behalf of Buyer, Buyer shall be entitled to a credit against the sales price due from Buyer at the Closing in the amount of three percent (3%) of the Sales Price.
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    (c)  Cash at Closing.   At or before the Closing, Buyer shall deposit
         with Escrow Agent the balance of the Sales Price in cash, cashier's check or by wire transfer of funds into the account of Escrow Agent.

    (d)  Interest on Deposits.   The Earnest Money deposited by Buyer shall
         be placed by Escrow Agent in a federally insured interest bearing account or certificate of deposit, subject to immediate withdrawal without penalty, with a bank acceptable to Buyer and Seller. If the Escrow closes, all of the Earnest Money and all interest accrued thereon, shall be credited against the Sales Price and shall be paid to Seller. If the Escrow does not close, the party entitled to the Earnest Money upon termination shall also be entitled to all interest accrued thereon.

3.  [INTENTIONALLY OMITTED]

4.  Contingencies.   The obligation of Buyer to buy the Property pursuant to
    this Agreement, unless otherwise waived in writing by Buyer, shall be conditioned upon the satisfaction of each of the following contingencies (collectively, the "Contingencies"):

    (a) Title Review. As soon as possible following the Escrow Opening Date, Seller, at its sole cost, shall cause Escrow Agent to provide Buyer with a current preliminary title report of the Property (the "Title Report") leading to the issuance of an extended coverage policy of title insurance in the amount of the Sales Price insuring Buyer's interest in the Property, together with legible (if available) copies of all instruments of record referred to on Schedule B thereof. Buyer shall have until 5:00 p.m., Phoenix time, on the twentieth (20th) day after the Escrow Opening Date to review and approve the Title Report. If Buyer fails to disapprove in writing the status of title by giving notice (specifically identifying its objections) to Seller and Escrow Agent on or before such date, Buyer shall be deemed to have approved the status of title to the Property, and this Contingency shall be deemed to have been satisfied. If Buyer timely objects to any matter disclosed by the Title Report by giving written notice to Seller and Escrow Agent on or before such date, Seller, without obligation or liability, may attempt to remove or secure endorsements against the matters objected to by Buyer. If Seller does not cure or agree in writing to cure Buyer's objections by the Feasibility Expiration Date, Buyer may cancel this Agreement and Escrow by giving written notice thereof to Seller and Escrow Agent prior to the end of the Feasibility Expiration Date, in which case this Agreement and the Escrow shall terminate, the Earnest Money (and all interest earned thereon) shall be returned to Buyer, and thereafter neither Buyer nor Seller shall have any further obligation or liability under this Agreement. If, subsequent to the Feasibility Expiration Date, Escrow Agent issues any amendment to the Title Report disclosing any additional title matters or material modifications to the previously disclosed title matters, then Buyer shall be entitled to object to any such matter disclosed on the amended Title Report by delivering written notice of such objection to Seller and Escrow Agent on or before five (5) business days after Escrow Agent has delivered to Buyer the amendment to the Title Report together with legible (if available) copies of all recorded documents disclosed for the first time in such amendment. If Buyer fails to give notice of objection to any matter set forth in any amendment to the Title Report within

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         the relevant time period described above, Buyer shall be
         conclusively deemed to have approved such matter(s). If Buyer timely delivers a notice of objection specifying in reasonable detail its objection to any new matter(s) contained in the amendment to the Title Report, Seller may, but shall not be obligated to, attempt to cure the matter(s) objected to by Buyer. If Seller elects to attempt to cure Buyer's objections, Seller shall notify Buyer within five (5) business days following Seller's receipt of Buyer's objection. If Seller fails to so notify Buyer within such five (5) business day period, Seller shall be deemed to have elected not to attempt to cure Buyer's objections. If Seller notifies Buyer and Escrow Agent of its unwillingness, or inability, to cure such objections, or fails to elect to cure such objections, then Buyer shall, within five (5) business days following receipt of such notice, or within five (5) business days after Seller's deemed election not to cure, as applicable, elect to either (i) waive the matters previously objected to by delivering written notice to Seller and Escrow Agent and thereafter close the transaction contemplated hereby in accordance with the terms hereof taking title subject to all such matters waived by Buyer, or (ii) terminate this Agreement by written notice to Seller and Escrow Agent, and upon timely receipt of such notice, the Earnest Money shall be returned to Buyer, this Agreement shall terminate, and thereafter neither party shall have any further obligations or liabilities hereunder. If Seller attempts to cure the matters objected to by Buyer, but Seller is unable to cure such matters to Buyer's reasonable satisfaction prior to the date which is five (5) days after Seller notifies Buyer of its election to attempt to cure the objectionable matters, Buyer may then elect to either (i) waive the matters previously objected to by delivering written notice to Seller and Escrow Agent and thereafter close the transaction taking title subject to all such matters waived by Buyer, or (ii) terminate this Agreement and the Escrow by written notice to Seller and Escrow Agent delivered by 5:00 p.m., Phoenix time, on the date which is five (5) business days after the date by which Seller was to have cured the objectionable matters, and upon timely receipt of such notice, the Earnest Money shall be returned to Buyer, this Agreement and the Escrow shall terminate and thereafter neither party shall have any further obligation or liability hereunder. In both instances described above, if Buyer fails to timely notify Seller of Buyer's election to either waive its objections and close this transaction or terminate this Agreement, Buyer shall be deemed to have elected to waive its objections and close this transaction. If the operation of the various notice and cure periods described above conflict with the then scheduled Closing Date, the Closing Date shall be extended to the date that is two (2) business days after the expiration of any applicable notice and cure periods. The matters affecting title which are approved or deemed approved by Buyer pursuant to this Paragraph 4.(a) shall be hereafter referred to as the "Permitted Title Exceptions". Notwithstanding the above, it is understood and agreed that the Property shall be conveyed to Buyer free and clear of all monetary liens and encumbrances. Seller shall cause, at Seller's expense, all monetary liens and encumbrances to the released from the Property on or before Closing. In addition, prior to the Closing, except as otherwise provided below, Seller shall not, by its action or failure to take action, allow the creation of any lien, encumbrance, easement, or restriction on the Property or other matter that would affect title

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         to the Property.  Notwithstanding the foregoing, Buyer understands and acknowledges that, during the pendency of the Escrow, Buyer intends to create a sign easement for the Project in the vicinity of the southwest corner of Lot 4. Within twenty (20) days after the Escrow Opening Date, Seller shall provide to Buyer a survey of the Property identifying the location of the proposed sign easement. If Buyer fails to terminate this Agreement on or before the Feasibility Expiration Date, Buyer shall be deemed to have approved the location of the sign easement, and such sign easement shall be deemed a Permitted Title Exception.

    (b)  Environmental and Soil Condition Assessment.   Seller hereby
         authorizes Buyer and Buyer's engineers and/or other experts, at Buyer's sole cost and expense, to go upon the Property at any reasonable times for the purpose of conducting an environmental and soil condition site assessment and appropriate tests thereof. Buyer shall fill all holes produced by it and substantially restore the Property to its condition prior to such tests. Furthermore, Buyer agrees to indemnify, defend and hold harmless Seller for, from and against all claims and liabilities for personal injury, physical damage to property or mechanics' or materialmen's liens which may be asserted against Seller or the Property as a result of any such entry by Buyer, its agents or designees, except for claims and liabilities resulting from Seller's negligence or intentional misconduct. To assist Buyer with its assessment, as soon as possible following the Escrow Opening Date Seller will provide to Buyer a spiral-bound Information Booklet labeled Environmental Conditions at Southbank which includes, among other things, a letter dated July 1, 1991 from the law offices of Snell & Wilmer to Mr. Joel Broder and a copy of the environmental site assessment pertaining to the Property prepared by Basin & Range (collectively, the "Environmental Information Booklet"). Seller will also provide Buyer reasonable access to soils reports, studies or written information that Seller has in its possession or to which Seller has reasonable access concerning the nature and origin of the fill material placed on the Property, the method of compaction, or soil conditions generally on the Property. Notwithstanding anything to the contrary contained in this Agreement, the covenants contained in this paragraph shall be continuing and shall survive the Closing or termination of this Agreement. Buyer shall have until 5:00 p.m., Phoenix time, on the twentieth (20th) day after the Escrow Opening Date, to review and approve the environmental condition of the Property. If Buyer fails to disapprove in writing the environmental condition of the Property by giving notice (specifically identifying its objections) to Seller and Escrow Agent on or before such date, Buyer shall be deemed to have approved the environmental condition of the Property and this Contingency shall be deemed to have been satisfied. If Buyer timely objects to any matter disclosed by its environmental or soil condition site assessment by giving written notice to Seller and Escrow Agent on or before the twentieth day after the Escrow Opening Date, Seller, without obligation or liability, may attempt to cure the matters objected to by Buyer. If Seller does not cure or agree in writing to cure Buyer's objections by the Feasibility Expiration Date, Buyer may cancel this Agreement and Escrow by giving written notice thereof to Seller and Escrow Agent prior to the end of the Feasibility Expiration Date, this Contingency shall be deemed to have failed, and this Agreement and the Escrow shall terminate, the Earnest Money (and all interest

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         earned thereon) shall be returned to Buyer, and thereafter neither
         Buyer nor Seller shall have any further obligation or liability under this Agreement.

    (c)  General Feasibility Study.   Until the Feasibility Expiration Date,
         Buyer may conduct feasibility studies with respect to the Property including without limitation, physical site inspections and drainage, environmental, soils, marketability and economic feasibility studies. Seller hereby authorizes Buyer and Buyer's engineers and/or other experts, at Buyer's sole cost and expense, to go upon the Property at any reasonable times for the purpose of making appropriate inspections tests thereof. Buyer agrees to indemnify, defend and hold harmless Seller for, from and against all claims and liabilities for personal injury, physical damage to property or mechanics' or materialmen's liens which may be asserted against, or suffered by, Seller or the Property as a result of any such entry by Buyer, its agents or designees, except for the claims and liabilities arising from Seller's negligence or intentional misconduct. Notwithstanding anything to the contrary contained in this Agreement, the covenants contained herein shall be continuing and shall survive the termination of this Agreement. If Buyer believes, in its sole and absolute discretion, that, on the basis of any matters disclosed by its feasibility study, the Property is not completely suitable for Buyer's purposes, or if for any other reason Buyer believes in Buyer's sole and absolute judgment that the Property is unacceptable, Buyer shall be entitled to terminate this Agreement by written notice to Seller and Escrow Agent delivered before the Feasibility Expiration Date, whereupon the Earnest Money (and all interest earnest thereon) shall be returned to Buyer, the Agreement shall terminate, and thereafter neither party shall have any further obligation or liability hereunder. Upon the written request of Buyer received prior to the Feasibility Expiration Date, Seller agrees to provide to Buyer within forty-eight (48) hours following request, to the extent available, of any additional documents, materials or information requested by Buyer in connection with its feasibility studies of the Property.

    (d)  Feasibility Expiration Date.   For purposes of this Agreement, the
         "Feasibility Expiration Date" shall be the first business day that is thirty (30) days after the Escrow Opening Date.

    (e) Lot Membership Agreement. Buyer understands and acknowledges that, because it is acquiring a portion of Lot 6, it is necessary to allocate the total votes in the Association allocated to Lot 6 to that portion of Lot 6 being acquired by Buyer and the remaining portion of Lot 6. Buyer understands that the allocation will be based on a pro rata allocation based on the total square footage contained in the portion of Lot 6 being acquired as compared to the total square footage contained in Lot 6. At least twenty (20) days prior to the Feasibility Expiration Date, Seller shall provide to Buyer, for its review and approval, a modified form of Lot Membership Agreement in substantially the form attached hereto as Exhibit "D". If Buyer fails to terminate this Agreement on or before the Feasibility Expiration Date, Buyer shall be deemed to have approved the form of Lot Membership delivered to it by Seller.

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5.  The Escrow.

    (a)  Escrow Instructions.   Buyer and Seller shall establish an escrow
         (the "Escrow") with Transamerica Title Insurance Company, 234 North Central Avenue, Suite 302, Phoenix, Arizona 85004, Attention: Jane Hoppe (the "Escrow Agent") to facilitate the consummation of the transaction contemplated by this Agreement. The standard form escrow instructions of Escrow Agent (the "Instructions"), modified and attached hereto as Exhibit "B", together with the provisions of this Agreement applicable to Escrow Agent, shall together constitute Escrow Instructions between Seller, Buyer and Escrow Agent. If any conflict or inconsistency exists between the provisions of the Instructions and this Agreement or any deed, instrument or document executed or delivered in connection with the transaction contemplated hereby, the provisions of this Agreement, or such deed, instrument or document shall control in resolving such conflict or inconsistency.

    (b)  Escrow Opening Date.   The parties agree that the date Escrow Agent
         acknowledges receipt of a fully signed copy (or signed counterparts) of this Agreement and the Earnest Money shall constitute the opening of escrow (the "Escrow Opening Date"). Escrow Agent shall inform Buyer and Seller in writing of the Escrow Opening Date.

    (c)  Closing.   The consummation of the transaction contemplated hereby
         (the "Closing") shall occur at the office of Escrow Agent at 10:00 a.m. on the date that is 15 days after the Feasibility Expiration Date. Escrow Agent shall inform Buyer and Seller in writing of the date set for the Closing.

    (d)  Action at the Closing by Seller.   On or before the Closing, and as
         a condition to Buyer's obligations hereunder, Seller shall deliver or cause to be delivered to the Escrow Agent all of the following instruments dated as of the Closing Date, fully executed and acknowledged by Seller as appropriate:

         (i) The Special Warranty Deed to the Property in the form attached hereto as Exhibit "C";

         (ii)   An Affidavit of Property Value as required by law;

         (iii)  An appropriate Affidavit of Non-Foreign Person;

         (iv) The Lot Membership Agreement in the form agreed upon on or before the Feasibility Expiration Date; and

         (v) Such other instruments, or documents as may be reasonably necessary to fulfill the covenants and obligations to be performed by Seller pursuant to this Agreement.

    (e)  Action at the Closing by Buyer.   On or before the Closing, and as a
         condition to Seller's obligations hereunder, Buyer shall deliver or cause to be delivered to Escrow Agent all of the following, and with respect to any instruments or documents referred to below, all such items shall be dated as of the Closing Date, fully executed and acknowledged by Buyer as appropriate:

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         (i)    All funds referred to in Paragraph 2 necessary to pay the
                Sales Price together with all other sums to be paid by Buyer as required by the provisions of this Agreement;

         (ii)   An Affidavit of Property Value as required by law;

         (iii) The Lot Membership Agreement in the form agreed upon on or before the Feasibility Expiration Date; and

         (iv) Such other funds, instruments, or documents as may be reasonably necessary to fulfill the covenants and obligations to be performed by Buyer pursuant to this Agreement.

    (f)  Closing Costs.   The Escrow fee payable to Escrow Agent in respect
         of the conveyance of the Property shall be shared equally by the parties. Unless otherwise provided in this Agreement, all other fees, recording costs, charges or expenses incidental to the sale of the Property shall be paid according to the standard custom and practice of Escrow Agent.

    (g) Real Estate Taxes and Assessments; Southbank Owners' Association. Buyer shall receive a credit for all accrued real estate taxes which, as of the Closing Date, remain unpaid. Real estate taxes which are due but not yet delinquent shall be prorated through Escrow between Seller and Buyer as of the Closing Date based upon the latest available information and on the basis of a thirty (30) day month. If as of the Closing Date the actual amount of real estate taxes for the year in which the Closing Date occurs has not been fixed, then Escrow Agent shall prorate based on the prior year's assessment and as soon as the actual tax amount becomes known, the parties shall, outside of Escrow, adjust the estimated proration of real estate taxes based upon actual information. As of the Closing Date, the obligation to pay any taxes which are not yet due and payable shall be assumed and, following the Closing Date, paid by Buyer. Seller shall pay all general and special assessments which are a lien against the Property as of the Closing Date. Because the property tax statement for the Property likely will include other adjoining real property owned by Seller (the remaining portion of Lot 6), real estate taxes in respect of Lot 6 shall be prorated based on an allocation of the parties' respective percentage ownership ratio (determined on a gross acreage basis) of the applicable tax parcel(s) within which all or any portion of Lot 6 is included. All assessments levied by the Southbank Property Owners' Association, an Arizona nonprofit corporation (the "Association") shall be prorated through Escrow between Seller and Buyer as of the Closing Date on the basis of a thirty (30) day month. Buyer acknowledges that, as the owner of the Property, it shall be responsible for all assessments assessed against the Property after the Closing. Buyer understands that Lot 6 is currently allocated six (6) memberships in the Association; however, at the Closing, Buyer and Seller shall cause the Lot Membership Agreement in the form attached hereto as Exhibit "D" to be recorded against the Property for the purpose of reflecting that one and one-tenth (1.1) of the votes attributable to a membership in the Association is attributable to the portion of Lot 6 to be acquired by Buyer pursuant to this Agreement, and the other four and nine-tenths (4.9) votes attributable to the membership are attributable to the remaining portion of Lot 6. The Property shall be assessed a

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         proportionate amount of all assessments based upon a fraction, the numerator of which is the number of votes in the Association attributable to the Property, and the denominator of which is the total number of votes available to all members of the Association.

    (h)  Owner's Insurance Policy.   At the Closing, Seller shall cause
         Escrow Agent to deliver to Buyer an extended coverage policy of title insurance issued by Escrow Agent or its principal, or the unconditional commitment of the title insurer to issue such policy, insuring title to the Property in Buyer in the amount of the Sales Price, the policy to be subject to the usual printed exclusions, exceptions, conditions and stipulations set forth in the printed form policy, the Permitted Title Exceptions and such other matters approved in writing by Buyer or resulting from Buyer's actions. Seller shall only be responsible for paying the portion of the title insurance premium relating to standard owner's coverage; Buyer shall pay the additional portion of the premium and any other costs relating to extended coverage, and the cost of any endorsements request by Buyer. Notwithstanding anything to the contrary contained in this Agreement, Seller shall have no obligation to satisfy any title company requirements associated solely with the issuance of an extended coverage policy, except as relates to parties in possession or mechanic's liens not caused by Buyer. Additionally, concurrently with the issuance of the owner's policy of title insurance to Buyer, Escrow Agent shall issue to Seller, at Buyer's expense (not to exceed $200), an extended coverage owners policy of title insurance in the amount of the Sales Prices insuring Seller that, immediately prior to the recordation of the Special Warranty Deed to Buyer, title to the Property is vested in Seller subject only to the specific items described on Exhibit "B" attached to the Special Warranty Deed and any such other matters described in the subject to clause of the Special Warranty Deed.

6.  Representations and Warranties of Buyer.   Buyer acknowledges, represents
    and warrants to Seller that the following are true as of the date of this Agreement and will be true as of the Closing Date, and in entering into this Agreement Seller is relying upon, the following:

    (a)  Due Organization, Etc.   Buyer is a corporation duly incorporated
         and validly existing and in good standing under the laws of the state of its incorporation. Buyer has taken all necessary action to duly authorize the transaction contemplated by this Agreement and Buyer's execution and delivery of all documents required herein, and its performance hereunder. Buyer's execution and delivery of this Agreement, and the consummation of the transaction contemplated and required hereby, will not result in any violation of, or default under the Articles of Incorporation or Bylaws of Buyer or any term or provision of any agreement, instrument, mortgage, loan agreement or similar document to which Buyer is a party or by which Buyer is bound. Buyer further represents that it is not a partner or joint venturer with Seller in connection with the transactions contemplated by this Agreement, and that it is entering into this Agreement and any other contract, instrument and document contemplated hereby, voluntarily and solely for its own profit and benefit.

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    (b)  No Litigation.   There is no litigation, investigation or proceeding
         pending or, to the best of Buyer's knowledge, contemplated or threatened against Buyer which would impair or adversely affect Buyer's ability to perform its obligations under this Agreement or any other instrument or document related hereto.

    (c)  No Warranties.   Except as expressly provided in this Agreement,
         Seller, its employees, agents, representatives and attorneys have not made, nor has Buyer relied on, any representations, warranties, guarantees, or promises, oral or written, regarding the condition of the Property, or the suitability of the Property for Buyer's intended use or any other use. Buyer further acknowledges that any information provided it with respect to the Property was obtained from a variety of sources and that, except as expressly provided in this Agreement, Seller (i) has not made any independent investigation or verification of such information; and (ii) does not make any representations as to the accuracy or completeness of such information.

    (d)  Interstate Land Sales Full Disclosure Act.   To qualify for
         exemption from the Interstate Land Sales Full Disclosure Act (the "Act"), Buyer represents and warrants that: (i) Buyer is a validly existing corporation; (ii) Buyer is purchasing the Property for its own use and development and is acquiring the Property for commercial purposes; (iii) Buyer has been represented in the negotiations regarding the subject purchase by a representative of its own choosing; and (iv) to Buyer's knowledge, without any duty of inquiry, Buyer believes and intends that this transaction is exempt from the Act.

    (e) Planning. Buyer hereby acknowledges that the Property is a part of a larger parcel which has been planned for development by Seller and is known as Southbank. Seller has not made, and Buyer is not relying on, any representations or warranties pertaining to the larger parcel and/or the planned development thereof, except as may otherwise be agreed upon in a written Amendment of this Agreement.

    (f) Southbank Property Owner's Association. Buyer hereby acknowledges that the governing body for the Southbank development is the Association. Buyer understands and acknowledges that, prior to commencing the construction of any improvements on the Property, Buyer must first submit plans to, and obtain the approval of the Architectural Development Control Committee of the Association. On or before the date of this Agreement, Buyer has received a copy of the Southbank Development Guidelines.

7.  Representations and Warranties of Seller.   Seller acknowledges,
    represents and warrants to Buyer that the following are true as of the Agreement Date and will be true as of the Closing Date, and in entering into this Agreement Buyer is relying upon, the following:

    (a) Due Organization, Etc. Seller is a duly organized and validly existing corporation, and is qualified to do business in the State of Arizona. The transactions contemplated by this Agreement and the execution and delivery of all documents required herein, and its performance hereunder have been duly authorized by Seller's Board of Directors. The execution and delivery of this Agreement and any other document required herein and the consummation of the

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         transactions contemplated hereby and thereby will not result in any violation of, or default under, the Articles of Incorporation by Bylaws of Seller or any term or provision of any agreement, instrument, mortgage, loan agreement or similar document to which Seller is a party of or by which Seller is bound.

    (b)  No Litigation.   There is no litigation, investigation or proceeding
         pending or, to the knowledge of Seller, contemplated or threatened against Seller or the Property which would impair or adversely affect Seller's ability to perform its obligations under this Agreement or under any contract, instrument or document related hereto or, to Seller's knowledge, would materially and adversely affect the developments of the Property for commercial office use.

    (c) Foreign Person. Seller is not a Foreign Person as such term is defined under section 1445 of the Internal Revenue Code of 1986, as amended (the "Code").

    (d)  Environmental and Soil Condition.   Seller has no actual knowledge
         (without having made any investigation or inquiry) based only on its limited investigation described in Paragraph 4.(b)) of the existence of any hazardous substances or adverse environmental or soil conditions affecting the Property which are not disclosed in the documentation provided to Buyer or to which Buyer has been allowed access. Seller has not, during its ownership of the Property, released or discharged any hazardous substances on the Property in violation of any applicable laws or regulations, but if any such release or discharge of hazardous substances occurred during such time period, Seller has caused the release or discharge to be fully remediated in accordance with all applicable laws, rules or regulations. For purposes of this Agreement, "hazardous substances" shall mean (a) petroleum, asbestos, flammable explosives, radioactive materials, hazardous wastes, toxic wastes, and related materials identified as such in any applicable provisions of Arizona state law; (b) the substances defined as "hazardous substances", "hazardous materials", or "toxic substances" in (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Article 9601, et seq.;
         (ii) the Hazardous Material Transportation Act, 49 U.S.C. Article 1801, et seq.; (iii) the Reserve and Conservation Recovery Act, 42 U.S.C. Article 6901, et seq.; and the regulations adopted in publications promulgated pursuant to said laws.

    (e)  No Violation.   Seller has not received any written notice from any
         governmental agency or authority having jurisdiction over the Property advising Seller of the existence of, any violation of, or any non-compliance with, any applicable environmental law statute, regulation or ordinance in effect as of the date hereof, and Seller has no actual knowledge, without having made any investigation or inquiry, that the Property is not in compliance with any other applicable laws and regulations or that any violations of such other laws or regulations exist.

    (f)  No Condemnation.   To Seller's knowledge, there are no existing or
         threatened eminent domain, condemnation or similar proceedings against or involving the Property.

    (g) Governmental Agreements. Seller has no knowledge of any commitments to or agreements with any governmental authority or agency (federal, state or local) affecting the Property which have not been disclosed by Seller to Buyer in writing.

    (h) Contracts. There are no contracts, options, rights of refusal, leases, licenses, or other arrangements or agreements affecting the Property that are not recorded or which Seller has not disclosed to Buyer in writing, and no person or entity has any right of possession or occupancy in part of the Property.

8.  Broker's Commission.   Seller shall pay, pursuant to a separate
    agreement, a real estate broker's commission to CB Commercial Real Estate Group, Inc. ("Broker") in the amount of 3% of the Sales Price, but only if, as and when Escrow closes. If for any reason the Closing does not occur, Broker shall not be entitled to any compensation whatsoever. Escrow Agent is hereby instructed and authorized to disburse the above-referenced sums from Seller's proceeds directly out of Escrow upon the occurrence of the Closing. Each party represents and warrants to the other that it has not engaged or dealt with any other broker, agent, finder or any other person who would be entitled to any brokerage, advisory or finder's fees or commissions concerning the purchase of the Property. Each party hereby agrees to indemnify and hold the other entirely free and harmless on demand for, from and against any liability or expense, including, without limitation, attorneys' fees, arising from any claim by any broker, agent, finder or any other person for brokerage, advisory or finder's fees or commissions, or any similar charges, because of any act of such party or its representatives that results in a claim by such person. Each party hereto further agrees to defend the other at its sole cost and expense from any such claims.

9.  Assignment.   Buyer may assign or otherwise transfer all or any of its
    rights under this Agreement or the Escrow to Buyer's assignee provided that Buyer first delivers to Seller written notice of such assignment, together with an executed copy of all documents pursuant to which such assignee assumes all of Buyer's covenants and obligations under this Agreement, and wherein such assignee agrees to be bound by all the terms, conditions and provisions hereof and of any other documents executed by Buyer in connection herewith. Any purported assignment of Buyer's rights hereunder that does not comport with the foregoing shall be strictly prohibited and shall be deemed void.

10. Seller's Remedies. If Buyer shall breach any of the terms or provisions of this Agreement or otherwise defaults at or prior to the Closing, Seller may, as its exclusive remedy, terminate this Agreement and retain the Earnest Money (and all interest earned thereon) as liquidated damages and as consideration for the acceptance of this agreement and for taking the Property off the market, and not as a penalty. Buyer and Seller acknowledge that it would be extremely difficult and impractical, if not impossible, to ascertain with any degree of certainty the amount of damages which would be suffered by Seller if Buyer fails to purchase the Property in accordance with the terms or provisions of this Agreement; accordingly, Buyer and Seller agree that the Earnest Money (and all interest earned thereon) is a reasonable estimate of the damages which Seller may suffer under the circumstances. Notwithstanding any other terms or conditions of this Agreement, Buyer shall not be deemed to be in default hereunder unless the breach or default complained of by Seller has not been cured within five (5) days after written notice thereof has been given to Buyer. Nothing contained in this Paragraph 10 shall limit or prevent Seller from enforcing Buyer's obligations and liabilities which survive the Closing or a termination of this Agreement.

11. Buyer's Remedies.   If Seller breaches any of the terms or provisions of
    this Agreement or otherwise defaults hereunder, Buyer may either (i) terminate this Agreement and the Escrow by written notice to Seller and Escrow Agent, whereupon the Earnest Money (and all interest earned thereon) shall be immediately returned to Buyer, this Agreement and the Escrow shall terminate and thereafter neither party shall have any further obligation or liability to the other hereunder; (ii) waive such default and consummate the transaction contemplated hereby in accordance with the terms or provisions hereof; or (iii) institute all proceedings necessary to specifically enforce the terms or provisions of this Agreement and cause title to the Property to be conveyed to Buyer; Buyer hereby specifically waiving its right to seek monetary damages of any kind for any default of Seller; provided however, that if Seller by its intentional acts (such as sale of the Property) has rendered specific performance impossible to enforce, Buyer shall have the right to an action for damages against Seller. Notwithstanding any other terms or conditions of this Agreement, Seller shall not be deemed to be in default hereunder unless the breach or default complained of by Buyer has not been cured within thirty (30) days after written notice thereof has been given to Seller; however, if the breach or default cannot be reasonably cured within thirty (30) days, then Seller shall have a reasonable period of time to effectuate such cure so long as Seller has commenced such cure with such thirty (30) day period and Seller thereafter diligently pursues such cure to completion.

12. Waiver of Claims.   Prior to the Closing Date, Buyer shall have made its
    own examination, inspection and investigation of the condition of the Property (including, without limitation, the subsurface thereof, all soil, engineering and all other conditions which may affect construction thereon) and all matters affecting the development thereof as it deems necessary or appropriate. Except as expressly provided in this Agreement, Buyer agrees that Seller shall not be responsible or liable to Buyer for any conditions affecting the Property, as Buyer is purchasing the Property AS-IS, WHERE-IS and WITH ALL FAULTS. Other than with respect to claims arising from the breach of Seller's representations, warranties and covenants contained in this Agreement, Buyer or anyone claiming, by, through or under Buyer, hereby fully releases Seller, its partners, its employees, officers, directors, representatives and agents from any and all claims that it may now have or hereafter acquire against Seller, its partners, its employees, officers, directors, representatives and agents for any cost, loss, liability, damage, expense, demand, action or cause of action arising from or related to the condition of the Property except for claims arising as a result of the acts of Seller or its partners, employees, representatives and agents after the Closing which affects the condition of the Property. Buyer further acknowledges and agrees that this release shall be given full force and effect according to each of its expressed terms and provisions, including, but not limited to, those relating to unknown and unsuspected claims, damages and causes of action. This waiver and release of claims shall survive the Closing.

13. Attorneys' Fees.   If any action is brought by either party in respect of
    its rights under this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees and court costs as determined by the court.

14. Successors and Assigns.   Subject to Paragraph 9, this Agreement shall be
    binding on and shall inure to the benefit of the parties hereto and their respective heirs, executors, permitted assigns, successors and representatives.

15. Entire Agreement; Amendment; Waiver.   This Agreement, together with all
    exhibits attached hereto, constitutes the entire Agreement between the parties pertaining to the subject matter hereof and all prior and contemporaneous agreements, representations and understandings of the parties hereto, whether oral or written, are hereby superseded and merged herein. The exhibits attached hereto are fully incorporated into this Agreement, and any reference to "Agreement" shall also include all exhibits. No supplement, modification or amendment of this Agreement shall be binding unless in writing and executed by the parties hereto.
    No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions, whether or not similar, nor shall any waiver be a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

16. Governing Law. This Agreement and all documents, instruments and agreements executed in furtherance hereof, shall be construed in accordance with, and governed by, the laws of the State of Arizona.

17. Notices.   All notices, requests, demands and other communications under this Agreement to a party hereto or to Escrow Agent shall be in writing and shall be sent and delivered (i) by the United States Postal Service, postage pre-paid, certified, return receipt requested, or (ii) by any nationally recognized overnight delivery service, or (iii) by courier or in person, or (iv) by telephone facsimile transmission ("Fax"). All notices shall be deemed to have been duly delivered and received on the date of receipt if served personally or delivered by courier or overnight mail, or sent by Fax, or two (2) business days following the date of deposit of such notice in the United States mail. All notices shall be properly addressed as follows:

    To Seller:        Northland Land Company of Arizona, Inc.
                      c/o Denro, Ltd.
                      5343 North 16th Street, Suite 460
                      Phoenix, Arizona 85016
                      Attention: Steven M. Pritulsky
                      Fax No.: 602-265-3577

    With a copy to:   Neil D. Biskind, Esq.
                      O'Connor, Cavanagh, Anderson,
                      Westover, Killingsworth & Beshears
                      One East Camelback Road
                      Suite 1100
                      Phoenix, Arizona 85012-1656
                      602-263-2900

    To Buyer:         Apollo Group, Inc.
                      4615 East Elwood Street
                      P.O. Box 52069
                      Phoenix, Arizona 85072-2069
                      Attention:  Robert M. McNichols
                      Fax No.:  602-929-7386

    With a copy to:   Peter G. Santin
                      Snell & Wilmer
                      One Arizona Center
                      400 East Van Buren
                      Phoenix, Arizona  85004-0001
                      Fax No.:  602-382-6070

    To Escrow Agent:  Transamerica Title Insurance Company
                      234 North Central Avenue
                      Suite 302
                      Phoenix, Arizona 85004
                      Attention: Jane Hoppe, Escrow Officer
                      Fax No.:  602-257-2714

18. Headings and Counterparts.   The headings of this Agreement are for
    purposes of reference only and shall not limit or define the meaning of the provisions of this Agreement. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which shall constitute one and the same instrument.

19. Calculations of Time Periods.   In calculating any time period in this
    Agreement which commences upon the receipt of any notice, request, demand or document, or on the happening of a certain event, such as the opening of escrow, the date on which such receipt is had or on which such event occurs shall not be included within such time period, but such time period shall commence to run on the date immediately following such date, and any such time period shall include the full amount of days specified by the applicable provision hereof and end at 5:00 p.m. (Phoenix time) on the applicable day. If the time for performance of any obligation hereunder expires on a Saturday, Sunday or legal holiday, the time for performance shall be extended to the next day which is not a Saturday, Sunday or legal holiday.

20. Construction.   The parties agree that each party and its counsel have
    reviewed and revised this Agreement and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply in the interpretation of this Agreement or any amendments or exhibits hereto.

21. Time of the Essence.   Time is of the essence in the performance of the
    covenants and obligations contained in this Agreement. The parties hereby waive any so-called "thirteen day notice requirement" contained in the Instructions.

22. Further Assurances.   Each party, promptly upon the request of the other
    or upon the request of Escrow Agent, shall execute and have acknowledged and delivered to the other or to Escrow Agent, as may be appropriate, any and all further instruments reasonably requested or appropriate to evidence or give effect to the provisions of this Agreement and which are consistent with the provisions hereof.

23. IRS Real Estate Sales Reporting.   Buyer and Seller hereby appoint Escrow
    Agent as, and Escrow Agent agrees to act as, "the person responsible for closing" the transaction which is the subject of this Agreement pursuant to section 6045(e) of the Code. Escrow Agent shall prepare and file all informational returns, including, without limitation, IRS Form 1099-S and shall otherwise comply with the provisions of section 6045(e) of the Code. Escrow Agent shall indemnify, protect, hold harmless and defend Seller,

    Buyer and their respective attorneys for, from and against any and all claims, actions, costs, loss, liability or expense arising out of or in connection with the failure of Escrow Agent to comply with the provisions of this Paragraph 23.

24. Survival of Warranties.   All of the representations, warranties,
    covenants and other terms and provisions of this Agreement shall be continuing and shall survive the Closing and the delivery by Seller to Buyer of the Special Warranty Deed to the Property.

25. Possession.   Possession of the Property shall be transferred to Buyer at the Closing.

26. Recordation.   This Agreement shall not be recorded.


     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first above written.

SELLER:

NORTHLAND LAND COMPANY OF ARIZONA, INC., a Minnesota corporation

By:  /s/ Frank Dutke
     ----------------------------------
Its: Vice President
     ----------------------------------


BUYER:

APOLLO GROUP, INC., an Arizona corporation

By:  /s/ John G. Sperling
     ----------------------------------
Its: Chairman and President
     ----------------------------------


ESCROW AGENT ACCEPTANCE:

     By its execution hereof, Transamerica Title Insurance Company hereby accepts this Agreement as its escrow instructions and agrees to perform the acts applicable to Escrow Agent in accordance with the terms of this Agreement. Specifically, Escrow Agent understands, acknowledges and agrees to the provisions of Paragraph 23 above. Escrow Agent acknowledges its receipt of a fully executed original of this Agreement and the Earnest Money as of the date set forth below.

                                    ESCROW AGENT:

                                    TRANSAMERICA TITLE INSURANCE COMPANY

                                    By:  /s/ Jane Hoppe
                                         ----------------------------------
DATED:  October 13, 1995
        (Escrow Opening Date)       Its: Escrow Officer
                                         ----------------------------------

                               LIST OF EXHIBITS



                    A - Legal Description

                    B - Form Escrow Instructions

                    C - Form of Special Warranty Deed

                    D - Form of Lot Membership Agreement

                                   EXHIBIT A

                               LEGAL DESCRIPTION
                              PARCEL DESCRIPTION
                     LOTS 4, 5 AND PART OF 6 OF SOUTHBANK


     A parcel of land lying within Sections 23 and 24, Township 1 North, Range 3 East, of the Gila and Salt River Meridian, Maricopa County, Arizona, more particularly described as follows:

     Commencing at the easternmost northeast corner of Lot 4 of Southbank as recorded in Book 306, page 44 M.C.R., said point being the POINT OF BEGINNING of the herein described parcel;

     THENCE along the east line of said Lot 4, South 41 degrees 50 feet 38 inches West, a distance of 723.30 feet, to the southeast corner of said Lot 4 and the beginning of a non-tangent curve;

     THENCE along the southwesterly line of Lots 4, 5 and 6 of said Southbank, northwesterly along said curve, having a radius of 1305.06 feet, concave northeasterly, whose radius bears North 50 degrees 35 feet 42 inches East, through a central angle of 7 degrees 53 feet 56 inches, a distance of
179.92 feet, to a point of intersection with a non-tangent line;

     THENCE North 31 degrees 30 feet 30 inches West, a distance of 473.70 feet, to the beginning of a non-tangent curve;

     THENCE northwesterly along said curve, having a radius of 5718.58 feet, concave northeasterly, whose radius bears North 58 degrees 29 feet 25 inches East, through a central angle of 2 degrees 39 feet 36 inches, a distance of
265.49 feet, to a point of intersection with a non-tangent line;

     THENCE North 28 degrees 50 feet 54 inches West, a distance of 6.42 feet, to the beginning of a curve;

     THENCE northwesterly along said curve, having a radius of 3830.72 feet, concave southwesterly through a central angle of 1 degree 42 feet 51 inches, a distance of 114.61 feet, to a point that is 62.01 feet southeasterly of the southernmost corner of Lot 1 of Ryan-Southbank Unit 1, as recorded in Book 390, page 21, M.C.R., as measured along the southwesterly line of said Lot 6 and a point of intersection with a non-radial line;

     THENCE leaving said southwesterly line, parallel with the southeasterly line of said Lot 1, North 57 degrees 58 feet 52 inches East, a distance of
353.45 feet;

     THENCE North 41 degrees 50 feet 38 inches East, a distance of 100.22 feet, to the said southeasterly line;

     THENCE along said southeasterly line, South 48 degrees 9 feet 22 inches East, a distance of 99.51 feet, to the southerly right-of-way line of Elwood Street and the beginning of a non-tangent curve;

     THENCE leaving said southeasterly line along said right-of-way line, southerly along said curve, having a radius of 60.00 feet, concave northeasterly, whose radius bears South 78 degrees 9 feet 22 inches East, through a central angle of 101 degrees 24 feet 35 inches, a distance of
106.20 feet, to a point of reverse curvature;

     THENCE easterly along said curve, having a radius of 60.00 feet, concave southerly through a central angle of 41 degrees 24 feet 35 inches, a distance of 43,36 feet, to the curve's end;

     THENCE South 48 degrees 9 feet 22 inches East, a distance of 521.73 feet;

     THENCE South 34 degrees 39 feet 37 inches East, a distance of 51.42 feet;

     THENCE South 48 degrees 9 fee 22 inches East, a distance of 95.68 feet, to the POINT OF BEGINNING.

     Containing 12.9604 acres or 564554 square feet of land, more or less.

     Subject to existing rights-of-way and easements.

                                   EXHIBIT B

                           FORM ESCROW INSTRUCTIONS


BUYER AND SELLER AGREE THAT:

1. They will deposit with Escrow Agent the necessary documents to complete the sale as established by the terms of these instructions; authorize Escrow Agent to deliver or record said documents at the appropriate time; all money payable shall be paid to Escrow Agent unless otherwise specified; authorize Escrow Agent to pay from funds held for said purpose amounts necessary to procure the documents and to pay charges and obligations necessary to consummate this transaction.

2. The indemnify and save harmless Escrow Agent against all costs, damages, attorneys' fees, expenses and liabilities which it may incur or sustain in connection with these instructions, including any interpleader action brought by Escrow Agent, but excluding any such matters caused or created by the negligence or intentional misconduct of Escrow Agent.

3. When the Agreement has been complied with by all parties, Escrow Agent shall deliver by recording in the appropriate public office all necessary documents, disburse all funds, and issue the title insurance policy.

4. The Agreement shall be of no effect unless and until signed by all parties. No amendments to the Agreement shall be of any effect until made in writing, signed by all parties and delivered to Escrow Agent. The Agreement and any amendments hereto, as provided above, shall constitute the sole and entire agreement between Escrow Agent and the parties hereto.

5. They authorize Escrow Agent in the event of any conflicting demands made upon it concerning these instructions or this escrow, at its election, to hold any money and documents deposited hereunder until it receives mutual instructions by all parties or until a civil action shall have been finally concluded in a court of competent jurisdiction, determining the rights of all parties. Deposit with the court by Escrow Agent of all documents and funds (after deducting therefrom its charges and expenses and attorneys' fees incurred in connection with any such court action) liability and responsibility.

6. They hereby grant to Escrow Agent the right to execute on behalf of the Seller and Buyer herein, the Affidavit of Value, using the total consideration for the established value, unless instructed by Seller and Buyer to the contrary.

7. Should Escrow Agent be closed on any day of compliance with the Agreement, the requirements may be met on the next succeeding day Escrow Agent is open for business.

                                   EXHIBIT C

                         FORM OF SPECIAL WARRANTY DEED


WHEN RECORDED MAIL TO:

Apollo Group, Inc.
4615 East Elwood Street
P.O. Box 52069
Phoenix, Arizona 85072-2069
Attention:


                             SPECIAL WARRANTY DEED

     FOR THE CONSIDERATION of Ten Dollars ($10.00) and other valuable consideration, NORTHLAND LAND COMPANY OF ARIZONA, INC., a Minnesota corporation (hereinafter referred to as "Grantor"), does hereby convey to APOLLO GROUP, INC., an Arizona corporation, its successors and assigns (hereinafter referred to as "Grantee") the following real property situated in Maricopa County, Arizona, the exact legal description of which is contained on Exhibit "A" attached hereto and made a part hereof (hereinafter referred to as the "Property").

     SUBJECT TO: All taxes and other assessments, reservations in patents, water rights, claims or title to water and all matters described on Exhibit "B" or which an accurate ALTA survey, or physical inspection, of the Property would disclose.

     Subject to the foregoing, Grantor hereby binds itself and its successors to warrant and defend title as against all acts of Grantor and no other.

     DATED this 8th  day of December, 1995.

                         NORTHLAND LAND COMPANY OF ARIZONA, INC., a Minnesota corporation



                         By: /s/Frank Dutke

                         Its: VP

STATE OF ARIZONA    )
                    ) ss.
County of Maricopa  )



     The foregoing instrument was acknowledged before me this 8th day of December, 1995, by Frank Dutke, the Vice-President of NORTHLAND LAND COMPANY OF ARIZONA, INC., a Minnesota corporation, for and on behalf thereof.




Notary Public


My Commission Expires:

                                   EXHIBIT C

                       FORM OF LOT MEMBERSHIP AGREEMENT


WHEN RECORDED MAIL TO:

Southbank Property Owners' Association
c/o 5343 N. 16th Street
Suite 460
Phoenix, Arizona  85016
Attn: Steven Pritulsky


                           LOT MEMBERSHIP AGREEMENT

     This Lot Membership Agreement (this "Agreement") is made as of this 13th day of December, 1995, by and between NORTHLAND LAND COMPANY OF
ARIZONA, INC., a Minnesota corporation ("Northland"), and APOLLO GROUP, INC., an Arizona corporation ("Buyer").


                                   Recitals

A. Buyer is the owner of certain real property (the "Buyer Property") located in Maricopa County, Arizona, more particularly described on Exhibit "A" hereto.

B. Northland is the owner of certain real property (the "Northland Property") located in Maricopa County, Arizona, more particularly described on Exhibit "B" hereto.

C. The Buyer Property and the Northland Property together constitute all of Lot 6, SOUTHBANK, according to Book 306 of Maps, Page 44, Official Records of Maricopa County, Arizona.

D. Lot 6, SOUTHBANK, is subject to that certain Declaration of Covenants, Conditions and Restrictions - SOUTHBANK, dated January 27, 1987, and recorded as Instrument No. 87-050970, Official Records of Maricopa County, Arizona, as amended (the "Declaration").

E. Buyer and Northland desire to confirm their mutual agreement regarding the apportionment of votes and the obligation for payment of assessments between the Buyer Property and the Northland Property, which are otherwise allocated to Lot 6 pursuant to the Declaration.


                                   Agreement

     In consideration of the foregoing recitals, the accuracy of which each party hereby warrants to the other, and the covenants and agreements contained in this Agreement, the receipt and sufficiency of which are hereby mutually acknowledged, Buyer and Northland, intending to be legally bound, hereby agree as follows:

1. Pursuant to Article II, Section 3 of the Declaration, Buyer and the Buyer Property shall hereinafter be entitled to two (2) votes.
    Northland and the Northland Property shall be entitled to nine-tenths (0.9) votes. Ryan and the Ryan Property shall be entitled to thirteen and three-tenths (13.3) votes.

2. Pursuant to Article III, Section 8 of the Declaration, the Buyer Property and the Northland Property shall each be charged with "Regular Assessments" and "Capital Assessments" (as both terms are defined in the Declaration) based upon the number of votes attributable to each Lot as compared to the total number of votes available to all members of the Association.

3. Except as set forth in this Agreement, Buyer and the Buyer Property and Northland and the Northland Property shall be and remain subject to all of the terms, provisions and conditions of the Declaration, as may be amended from time to time.

4. For all other purposes, the Buyer Property and the Northland Property each shall be deemed to be a "Lot" pursuant to the Declaration.

5. Northland and Buyer hereby agree and declare that the agreements and restrictions contained in this Agreement shall respectively run with title to, create a benefit for, and constitute a burden upon both the Buyer Property and the Northland Property, and shall be binding upon all parties having or acquiring any right, title or interest in or to the Buyer Property or the Northland Property or any portion thereof.


     Buyer and Northland have executed this Agreement as of the date and year first written above.

NORTHLAND:

NORTHLAND LAND COMPANY OF ARIZONA, INC., a Minnesota corporation

By: /s/ Frank Dutke

Its: VP


BUYER:

APOLLO GROUP, INC., an Arizona Corporation

By: /s/ John G. Sperling

Its: Chairman and President

     By its execution of this Agreement, the Southbank Property Owners' Association (the "Association") hereby acknowledges the existence of this Agreement regarding the Buyer Property and the Northland Property and hereby agrees to abide by and reflect in the records of the Association the effect of the agreements contained in this Agreement.

SOUTHBANK PROPERTY OWNERS' ASSOCIATION,
an Arizona non-profit corporation

By:  John Strittmatter

Its: VP

STATE OF ARIZONA    )
                    ) ss.
County of Maricopa  )



     The foregoing instrument was acknowledged before me this 8th day of Decmeber, 1995, by Frank Dutke, the Vice President of NORTHLAND LAND COMPANY OF ARIZONA, INC., a Minnesota corporation, for and on behalf thereof.



Neil Biskind
Notary Public


My Commission Expires:
March 17, 1997






STATE OF ARIZONA    )
                    ) ss.
County of Maricopa  )



     The foregoing instrument was acknowledged before me this 13th day of December, 1995, by John G. Sperling, the Chairman and President of
Apollo Group, Inc., an Arizona corporation, for and on behalf thereof.

Barbara Bausch
Notary Public

My Commission Expires:
August 17, 1996

STATE OF ARIZONA    )
                    ) ss.
County of Maricopa  )

     The foregoing instrument was acknowledged before me this 13th day of December, 1995, by John S. Strittmatter, the Vice President of Ryan Properties, Inc., a Minnesota Corporation, the __________________ of RYAN SOUTHBANK ONE, L.L.C., a Minnesota Limited Liability Company, for and on behalf thereof.

Neil Biskind
Notary Public

My Commission Expires:
March 17, 1997

STATE OF ARIZONA   )
                   )ss
County of Maricopa )

    The foregoing instrument was acknowledged before me this 8th day of December, 1995 by Frank Dutke, the Vice President of SOUTHBANK PROPERTY OWNERS' ASSOCIATION, an Arizona non-profit corporation, for and on behalf thereof.

Neil Biskind
Notary Public

My Commission Expires: March 17, 1997